Exhibit 99.1

OPNET Announces Results for First Quarter of Fiscal 2007

Record revenue of $22.6 million

Earnings per share of $0.08

BETHESDA, MD – August 2, 2006 —OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced that quarterly revenue for the first fiscal quarter, ended June 30, 2006, was $22.6 million, compared to $16.5 million for the same quarter in the prior fiscal year. Earnings per share for the first quarter of fiscal 2007 were $0.08 on a diluted basis, compared to negative $0.02 for the same quarter in the prior fiscal year.

Marc A. Cohen, OPNET’s Chairman and CEO, stated, “We are very pleased to report a third consecutive quarter of record revenue across all three revenue categories: new software licenses, software license updates and technical support, and professional services. We achieved a gross margin of 78.9% during Q1, driven by new software license revenue of $10.3 million. Operating income for Q1 improved by $1 million from the prior quarter. We also ended the quarter with record deferred revenue of $18.5 million.”

Financial Highlights for the First Quarter of Fiscal Year 2007

•	Grew revenue year over year 37.4% to $22.6 million from $16.5 million for the same quarter of fiscal 2006. Revenue for the quarter grew sequentially 6.4% from $21.3 million for the fourth quarter of fiscal 2006.

•	Grew license revenue year over year 55.8% to $10.3 million from $6.6 million for the same quarter of fiscal 2006. License revenue for the quarter grew sequentially 10.7% from $9.3 million for the fourth quarter of fiscal 2006.

•	Achieved record deferred revenue of $18.5 million, up sequentially from $16.6 million.

•	Improved our gross profit sequentially to $17.9 million during the first quarter of fiscal 2007 from $16.5 million.

•	Improved our operating income sequentially to $1.8 million during the first quarter of fiscal 2007 from $793 thousand.

Mr. Cohen continued, “We are well-positioned to leverage our operating model. We continue to be encouraged by the business activity generated from our worldwide distribution agreement with Cisco Systems. Additionally, legal expenses related to the lawsuit filed by Compuware Corporation in September 2004 are no longer putting pressure on our operating margin, as the lawsuit was settled on April 10, 2006.”

Second Quarter Fiscal Year 2007 Financial Outlook

OPNET currently expects fiscal 2007 second quarter revenue to be between $22.0 and $23.5 million, and earnings per share to be between $0.02 and $0.07. These estimates represent management’s current expectations about the Company’s future financial performance, based on information available at this time.

OPNET will hold an investor conference call on Wednesday, August 2, 2006 at 5:00pm Eastern Time to discuss the overall results of Q1.

To listen to the OPNET investor conference call:

•	Call 877-407-9205 in the U.S. or 201-689-8054 for international callers, or

•	Use the webcast at www.opnet.com, or at www.investorcalendar.com (click on OPNT under “VCalls by Date”). Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

To listen to the archived call:

•	Call the replay phone number at 877-660-6853 or 201-612-7415 for international callers. For replay, enter account # 286, conference ID # 208275. The replay will be available from 7:00 pm Eastern Time August 2nd through 11:59 pm Eastern Time August 7th.

•	The webcast will be available at www.opnet.com or at www.investorcalendar.com, archived for seven days.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

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OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors, see OPNET’s reports, including its most recent 10-Q and 10-K, filed with the Securities & Exchange Commission.

Note to editors: The word OPNET is spelled with all upper-case letters.

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OPNET Media Contact:	OPNET Investor Relations:
Margarita Castillo	Mel Wesley
OPNET Technologies, Inc.	OPNET Technologies, Inc.
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,
	2006	2005
Revenue:
New software licenses	$10,326	$6,626
Software license updates and technical support	6,454	5,773
Professional services	5,852	4,078

Total revenue	22,632	16,477

Cost of revenue:
New software licenses	126	180
Software license updates and technical support	707	619
Professional services	3,741	3,274
Amortization of acquired technology	191	192

Total cost of revenue	4,765	4,265

Gross profit	17,867	12,212

Operating expenses:
Research and development	5,216	4,511
Sales and marketing	8,063	5,918
General and administrative	2,768	2,950

Total operating expenses	16,047	13,379

Income (loss) from operations	1,820	(1,167)
Interest and other income, net	903	513

Income (loss) before provision for income taxes	2,723	(654)
Provision (benefit) for income taxes	1,088	(200)

Net income (loss)	$1,635	$(454)

Basic net income (loss) per common share	$0.08	$(0.02)

Diluted net income (loss) per common share	$0.08	$(0.02)

Basic weighted average common shares outstanding	20,190	20,315

Diluted weighted average common shares outstanding	20,664	20,315

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	June 30, 2006	March 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$69,509	$66,710
Marketable securities	17,403	19,151
Accounts receivable	15,017	12,765
Unbilled accounts receivable	3,238	2,616
Deferred income taxes, prepaid expenses and other current assets	2,313	2,339

Total current assets	107,480	103,581

Property and equipment, net	6,340	6,088
Intangible assets, net	1,449	1,240
Goodwill	14,639	14,639
Deferred income taxes and other assets	1,720	1,799

Total assets	$131,628	$127,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$749	$1,019
Accrued liabilities	7,509	8,539
Deferred and accrued income taxes	1,283	527
Notes payable	—	47
Deferred rent	112	89
Deferred revenue	17,586	15,800

Total current liabilities	27,239	26,021

Notes payable	—	103
Deferred rent	991	1,033
Deferred revenue	882	779
Deferred income taxes	14	13

Total liabilities	29,126	27,949

Commitments and contingencies (Note 8)
Stockholders’ equity:
Common stock	27	27
Additional paid-in capital	83,610	80,984
Deferred compensation	(1,866)	(393)
Retained earnings	28,485	26,850
Accumulated other comprehensive loss	(29)	(345)
Treasury stock, at cost	(7,725)	(7,725)

Total stockholders’ equity	102,502	99,398

Total liabilities and stockholders’ equity	$131,628	$127,347

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